EXHIBIT 99.2

FOR RELEASE: February 1, 2006

CONTACT:                              Craig Wanichek, Investor Relations

Monaco Coach Corporation

(541) 681-8029

                                                                craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Fourth Quarter and 2005 Fiscal Year End Profits

2005 Towable Sales Robust

Coburg, Oregon — February 1, 2006 — Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today reported revenue and earnings for the fourth quarter and fiscal year ended December 31, 2005.  These results reflect the resolution of the accounting treatment of the Franchise for the Future branding element assets.  The assets have been capitalized and will be depreciated over several years.  This is the treatment anticipated in the fourth quarter guidance the Company provided in October 2005.

Fourth quarter 2005 revenues were $306.0 million, down 4.8% compared to $321.5 million in revenues for the fourth quarter of 2004.  Fourth quarter gross profit was $31.3 million, down from $35.9 million a year ago.  Operating income for the fourth quarter decreased to $4.0 million compared to $8.5 million for the fourth quarter of 2004.  Net income for the fourth quarter of 2005 was $2.5 million compared to $5.4 million a year ago.  For the fourth quarter of 2005, diluted earnings per share were $0.08 versus $0.18 for the same period last year.

For the fiscal year ended December 31, 2005, Monaco reported revenues of $1.24 billion, approximately 10.8% lower than last year’s record revenues of $1.39 billion.  Operating income for the year was $7.2 million versus $59.7 million for 2004.  Net income for the year was $2.6 million, compared to $36.7 million earned in 2004.  Earnings per share were $0.09 compared to $1.23 for 2004.

Kay Toolson, Chairman and Chief Executive Officer stated, “As expected, operating conditions in the fourth quarter of 2005 remained challenging.  In response to these challenges, our management team executed the adjustments the Company announced after the end of the third quarter and enacted other cost-saving measures enabling the Company to generate earnings, even in light of the disappointing motorhome market.  In addition to effectively managing through this difficult period, we made several critical moves during the last half of the year that will help position our Company positively for the future, including:

•                  The unveiling of our LaPalma and Vacationer low-priced diesel models at the Louisville RV Trade Show in November 2005;

•                  Acquiring the R-Vision group of companies and significantly increasing our presence in the towable market;

•                  Further refinement and development of our Franchise for the Future initiative with our dealer partners;

•                  Investments in new manufacturing technology and equipment to increase efficiency and reduce waste;

•                  Introduction of several new floor plans and design features across all our products.”

Toolson added, “We were pleased that each business segment during the fourth quarter of 2005 reported an operating profit, and believe we have laid the groundwork for these positive operating trends to continue.”

Gross profit for the Company declined in the fourth quarter of 2005 to 10.2% of sales from 11.2% of sales in the fourth quarter of 2004.  This was primarily the result of higher towable sales in the fourth quarter 2005.  For the full year, gross profit margin declined to 10.1% from 12.2% in 2004, primarily due to increased discounting in the first half of 2005 and reduced absorption of indirect costs.   Gross margin did improve sequentially from 8.3% in the third quarter of 2005 to 10.2% in the fourth quarter due to lower material rates, reductions in overhead costs and improved absorption related to FEMA production.  Overhead rates improved in part as a result of the previously announced reduction in non-production workforce and a decrease in workers’ compensation expense.  In addition, margins improved sequentially as a result of new pricing strategies that mitigated increasing delivery costs.

For the fourth quarter of 2005, selling, general and administrative expenses declined compared to the fourth quarter of 2004 on a dollar basis but increased as a percentage of sales.  Selling, general and administrative expenses in the fourth quarter of 2005 decreased to $26.7 million, or 8.7% of sales, from $27.4 million, or 8.5% of sales, for the fourth quarter 2004.   Reductions in promotional, settlement, other legal and audit expenses were partially offset by higher contract services and show expenses.  For the full year operating expense increased to 9.2% of sales from 7.9% of sales in 2004.  For the year, the Company had higher dealer promotion and contract services expenses, which outweighed expense reductions, including the elimination of a management bonus and a decrease in settlement expenses.  Sequentially, a decline in dealer promotion and lower settlement expenses resulted in the lowering of selling, general and administrative expenses from 10.3% of sales in the third quarter of 2005 to 8.7% of sales in the fourth quarter of 2005.

Interest expense increased as the result of higher levels of debt and higher interest costs associated with the purchase of R-Vision, which was solely funded with debt.  The income tax provision for continuing operations was approximately 30% for the year.

Motorized Recreational Vehicle Segment

Motorized sales in the fourth quarter, excluding discontinued operations, decreased 21.8% over the fourth quarter of 2004.  The reduction was not appreciably affected by the acquisition of R-Vision and was symptomatic of the overall motorized retail market.  Class A retail registrations for all RV manufacturers, according to Statistical Surveys, were down 17.6% and 20.2% for November and October, respectively.  Shipments to North American dealers in response to the retail environment were also down 14.8% for November and 28.9% for October.  Gross profit for the fourth quarter of 2005 for the segment was $21.2 million or 9.6% of sales compared to $32.0 million and 11.3% of sales for the fourth quarter of 2004.  As expected, the reduced sales levels led to lower absorption of indirect costs in the manufacturing plants. Selling, general and administrative expenses decreased in actual dollars from $11.1 million to $9.8 million, but increased as a percentage of sales from 3.9% to 4.4%.  Employee costs and settlement expenses showed improvement but not at the same rate as the decline in sales.  Unit sales of Monaco Coach Corporation motorized RV segment for the quarter ended December 31, 2005 totaled 1,317 units down 27.7% from 1,822 units for the prior year period.

2005 full year sales of motorized recreational vehicles were $1.0 billion, a 17.5% decrease from $1.2 billion in sales for 2004.  The weakness was the result of soft retail markets and the reduction of dealer inventory levels for Monaco Coach Corporation products.  Reliance on discounts in the first half of the year and lower absorption of indirect costs resulted in gross margins decreasing to 9.1% of sales for 2005 compared to 12.4% of sales for 2004.  Selling, general and administrative expenses increased to $46.3 million, 4.6% of sales from $38.6 million and 3.1% of sales primarily due to Franchise for the Future payments overlapping with sales and marketing expenses related to 2005 and earlier model year products.  Motorized unit sales for 2005 totaled 6,221, a decline of 24.1% compared to 8,199 units sold in 2004.

Towable Recreational Vehicle Segment Results

Towable sales increased 140.9% to $76.7 million for the fourth quarter 2005 compared to sales of $31.8 million in last year’s fourth quarter.  The increase was due to the addition of R-Vision sales for approximately six weeks and to FEMA orders.  R-Vision’s incremental sales contribution was $15.6 million, and $30.2 million in sales growth was related to FEMA units. A portion of the units were manufactured on a line which normally produces our Holiday Rambler and McKenzie towable products.  This interruption in production reduced the Holiday Rambler and McKenzie models available for sale during the fourth quarter.  Gross margin for the fourth quarter of 2005 towable segment was 7.5% of sales, or $5.7 million, a significant improvement from 4.4% of sales and $1.4 million for the fourth quarter of 2004.  Manufacturing and material efficiencies improved due to the increased utilization of the plants and higher operating performance of R-Vision.  Selling, general and administrative expenses in the fourth quarter of 2005 of $1.7 million compared to $1.3 million in 2004.  Selling, general and administrative expenses declined to 2.3% of sales compared to 4.2% of sales for the fourth quarter of 2004 due to the increased volume in 2005.  For the fourth quarter of 2005, towable unit sales increased by 329.0% to 4,938 units, up from 1,157 units for the same period a year ago.  The inclusion of R-Vision’s 1,260 units accounted for 33.3% of the gain and the sale of 2,595 FEMA units represented 68.5% of the gain.

Fiscal-year towable sales totaled $185.4 million a 43.4% increase over 2004 towable sales of $129.3 million.  In addition to the R-Vision and FEMA sales in the fourth quarter, the sale of 680 FEMA units in the third quarter contributed to the improvement.  Gross margin improved to 6.0% for 2005 compared to 4.7% in 2004.  This was largely due to the result of a strong fourth quarter.  Selling, general and administrative expenses also improved to 3.0% of sales for 2005, down from 3.7% of sales in 2004.   Higher revenue levels provided better absorption of these costs.  Sales of 9,337 units in 2005 are up 102.1% over the 4,621 units sold in 2004.

Motorhome Resorts Segment

Resort sales for the fourth quarter of 2005 were $7.3 million, up 24.9% from $5.9 million for the fourth quarter of 2004.  Gross profit for the segment was $4.3 million, up from $2.4 million for the same period last year.

For 2005 the motorhome resorts segment reported sales of $33.0 million, up from sales of $22.7 million during 2004.  Gross profit for the segment increased to $20.8 million, up from $9.5 million for 2004.

2006 Business Outlook

Marty Daley, Chief Financial Officer stated, “The improvement between the third and fourth quarters of this year was the result of changes in business practices as well as certain non-recurring events.  For these trends to continue, we will need to see a pick-up in wholesale ordering to replace the FEMA orders we had in the second half of 2005.  This may prove challenging in the first half of the year as dealers weigh adding inventory on their lots against higher flooring costs from rising interest rates and uncertain retail demand.”

The Recreation Vehicle Industry Association industry forecast prepared by Dr. Richard Curtin of the University of Michigan Consumer Survey Research Center calls for total RV shipments to decline 5.5% in 2006.

“We feel that Monaco Coach Corporation is uniquely positioned to rebound this year, even in a moderately declining market,” stated Daley.  “Monaco Coach Corporation dealer inventory levels are at a comfortable level and our new product offerings as well as our existing, high quality and diverse portfolio of brands and models should position us well for 2006.   Our motorized wholesale shipments were over 1,000 units below our motorized retail registrations in 2005.  Because of our acceptable channel inventory position, we feel it is more likely our dealers will replace the retail sale of our units at a higher rate in 2006,” said Daley.

For the full year 2006, the Company expects sales in the $1.425 billion to $1.475 billion range, including the $200 million to $220 million in revenue expected from R-Vision.   Consolidated gross profit margin should be in the 10.25% to 10.55% range, and selling, general and administrative expenses should range between 7.75% and 8.25%.

In the current retail and wholesale environment, Monaco Coach expects sales to be $350 million to $360 million for the first quarter of 2006, with gross profit margins in the range of 10.0% to 10.3% and selling, general and administrative expenses in the range of 8.0% to 8.3%.

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 1:00 p.m. Eastern, tomorrow, Thursday, February 2nd, 2006. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com. The event will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation

Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach Corporation employs more than 6,000 people.  Monaco Coach offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and R-Vision brand names. Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC” and the Company is included in the S&P Small-Cap 600 stock index.  For additional information about Monaco Coach Corporation, please visit http://www.monaco-online.com or www.trail-lite.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding first quarter and full year 2006 sales, shipments, gross profit and operating margins, inventory levels and net income, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as acceptance of existing and new product offerings; success of the “Franchise for the Future” program, promotional activities and pricing strategies by competitors; warranty expenses; the availability of floorplan financing for the Company’s dealers; environmental and product safety regulatory activity; effects of weather; fuel prices and availability;  commodity costs; uninsured product liability claims; a loss of dealers or deterioration in the relationships with dealers and overall economic conditions, including inflation, interest rates and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders. These filings can be accessed over the Internet at www.sec.gov.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	January 1,	December 31,
	2005	2005
ASSETS
Current assets:
Cash	$0	$586
Trade receivables, net	127,380	102,666
Inventories	169,777	183,292
Resort lot inventory	7,315	9,135
Prepaid expenses	5,190	4,364
Income taxes receivable	0	206
Deferred income taxes	33,188	36,345
Discontinued operations	0	4,922
Total current assets	342,850	341,516

Property, plant, and equipment, net	141,563	159,304
Debt issuance costs net of accumulated amortization of $572, and $678, respectively	571	695
Goodwill	55,254	85,952
Total assets	$540,238	$587,467

LIABILITIES
Current liabilities:
Book overdraft	$1,587	$14,550
Current portion of long term debt	0	5,714
Line of credit	34,062	25,000
Accounts payable	79,072	78,299
Product liability reserve	20,233	19,275
Product warranty reserve	32,369	32,902
Income taxes payable	2,087	0
Accrued expenses and other liabilities	31,533	37,732
Discontinued operations	0	853
Total current liabilities	200,943	214,325

Long-term debt, less current portion	0	34,786
Deferred income taxes	19,679	21,624
Total liabilities	220,622	270,735

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,425,787 and 29,561,766 issued and outstanding, respectively	294	296
Additional paid-in capital	57,454	59,005
Retained earnings	261,868	257,431
Total stockholders’ equity	319,616	316,732
Total liabilities and stockholders’ equity	$540,238	$587,467

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	January 1,	December 31,	January 1,	December 31,
	2005	2005	2005	2005

Net sales	$321,513	$305,960	$1,386,269	$1,236,238
Cost of sales	285,627	274,692	1,217,457	1,111,468
Gross profit	35,886	31,268	168,812	124,770

Selling, general, and administrative expenses	27,412	26,728	109,145	113,179
Plant relocation costs	0	538	0	4,370
Operating income	8,474	4,002	59,667	7,221

Other income, net	87	100	343	255
Interest expense	(400)	(878)	(1,547)	(1,820)
Income before income taxes and discontinued operations	8,161	3,224	58,463	5,656

Provision for income taxes, continued operations	3,045	1,229	21,914	1,687

Net income from continuing operations	5,116	1,995	36,549	3,969

Income (loss) from discontinued operations, net of tax provision	282	538	156	(1,321)

Net income	$5,398	$2,533	$36,705	$2,648

Earnings per common share:
Basic from continued operations	$0.17	$0.07	$1.24	$0.13
Basic from discontinued operations	0.01	0.02	0.01	(0.04)
Basic	$0.18	$0.09	$1.25	$0.09

Diluted from continued operations	$0.17	$0.06	$1.22	$0.13
Diluted from discontinued operations	0.01	0.02	0.01	(0.04)
Diluted	$0.18	$0.08	$1.23	$0.09

Weighted average common shares outstanding:
Basic	29,418,022	29,559,553	29,370,455	29,516,794
Diluted	29,891,383	29,844,209	29,958,646	29,858,036

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Year Ended
	January 1,	December 31,
	2005	2005
Increase (Decrease) in Cash:
Cash flows from operating activities:
Net income from continuing operations	$36,549	$3,969
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Loss on sale of assets	229	276
Depreciation and amortization	10,670	10,678
Deferred income taxes	2,833	(2,943)
Changes in working capital accounts:
Trade receivables, net	(38,231)	39,203
Inventories	(42,743)	(2,916)
Resort lot inventory	6,663	145
Prepaid expenses	(2,172)	1,422
Accounts payable	14,737	(5,947)
Product liability reserve	(489)	(1,619)
Product warranty reserve	2,631	(4,486)
Income taxes payable	(1,308)	(2,293)
Accrued expenses and other liabilities	5,242	805
Net cash provided (used) by operating activities	(5,389)	36,294
Cash flows from investing activities:
Additions to property, plant, and equipment	(12,305)	(17,718)
Payment for business acquisition	0	(54,601)
Proceeds from sale of assets	1,936	123
Net cash used in investing activities	(10,369)	(72,196)
Cash flows from financing activities:
Book overdraft	1,432	12,475
Payments on lines of credit, net	34,062	(9,062)
Payments on long-term notes payable	(30,000)	40,500
Debt issuance costs	(416)	(298)
Dividends paid	(5,874)	(7,085)
Issuance of common stock	2,536	1,552
Net cash provided by financing activities	1,740	38,082
Net change in cash	(14,018)	2,180
Net cash provided (used) by discontinued operations	620	(1,594)
Cash at beginning of period	13,398	0
Cash at end of period	$0	$586

Monaco Coach Corporation

Segment Reporting

(Unaudited:  dollars in thousands)

Results of Consolidated Operations

	Quarter Ended	% of	Quarter Ended	% of	Year Ended	% of	Year Ended	% of
	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales
Net sales	$321,513	100.00%	$305,960	100.00%	$1,386,269	100.00%	$1,236,238	100.00%
Cost of sales	285,627	88.84%	274,692	89.78%	1,217,457	87.82%	1,111,468	89.91%
Gross profit	35,886	11.16%	31,268	10.22%	168,812	12.18%	124,770	10.09%

Selling, general and administrative expenses	27,412	8.53%	26,728	8.74%	109,145	7.87%	113,179	9.16%

Plant relocation costs	—	0.00%	538	0.18%	—	0.00%	4,370	0.35%

Operating income	8,474	2.64%	4,002	1.31%	59,667	4.30%	7,221	0.58%

Other income and interest expense	313	0.10%	778	0.25%	1,204	0.09%	1,565	0.13%
Income before income taxes	8,161	2.54%	3,224	1.05%	58,463	4.22%	5,656	0.46%

Income taxes	3,045	0.95%	1,229	0.40%	21,914	1.58%	1,687	0.14%

Net income from continuing operations	5,116	1.59%	1,995	0.65%	36,549	2.64%	3,969	0.32%
Gain (loss) from discontinued operations, net tax provision	282	0.09%	538	0.18%	156	0.01%	(1,321)	-0.11%

Net income	$5,398	1.68%	$2,533	0.83%	$36,705	2.65%	$2,648	0.21%

Motorized Recreational Vehicle Segment - Excludes Royale Coach (Discontinued Operations)

	Quarter Ended	% of	Quarter Ended	% of	Year Ended	% of	Year Ended	% of
	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales
Net sales	$283,814	100.00%	$221,942	100.00%	$1,234,233	100.00%	$1,017,766	100.00%
Cost of sales	251,769	88.71%	200,693	90.43%	1,080,972	87.58%	925,014	90.89%
Gross profit	32,045	11.29%	21,249	9.57%	153,261	12.42%	92,752	9.11%

Selling, general and administrative expenses	11,068	3.90%	9,815	4.42%	38,566	3.12%	46,330	4.55%
Corporate overhead allocation	11,544	4.07%	9,393	4.23%	51,470	4.17%	43,148	4.24%
Plant relocation costs	—	0.00%	538	0.24%	—	0.00%	4,370	0.43%
Operating income (loss)	$9,433	3.32%	$1,503	0.68%	$63,225	5.12%	$(1,096)	-0.11%

Monaco Coach Corporation

Segment Reporting

(Unaudited:  dollars in thousands)

Towable Recreational Vehicle Segment - Excludes Royale Coach (Discontinued Operations)

	Quarter Ended	% of	Quarter Ended	% of	Year Ended	% of	Year Ended	% of
	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales
Net sales	31,826	100.00%	76,680	100.00%	129,331	100.00%	185,433	100.00%
Cost of sales	30,412	95.56%	70,937	92.51%	123,314	95.35%	174,242	93.96%
Gross profit	1,414	4.44%	5,743	7.49%	6,017	4.65%	11,191	6.04%
Selling, general and		0.00%		0.00%		0.00%		0.00%
administrative expenses	1,335	4.19%	1,763	2.30%	4,827	3.73%	5,603	3.02%
Corporate overhead allocation	1,295	4.07%	3,063	3.99%	5,393	4.17%	7,588	4.09%
Plant relocation costs	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Operating (loss) income	$(1,216)	-3.82%	$917	1.20%	$(4,203)	-3.25%	$(2,000)	-1.08%

Motorhome Resorts Segment

	Quarter Ended	% of	Quarter Ended	% of	Year Ended	% of	Year Ended	% of
	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales	Jan. 1, 2005	Sales	Dec. 31, 2005	Sales
Net sales	$5,873	100.00%	$7,338	100.00%	$22,705	100.00%	$33,039	100.00%
Cost of sales	3,446	58.68%	3,062	41.73%	13,171	58.01%	12,212	36.96%
Gross profit	2,427	41.32%	4,276	58.27%	9,534	41.99%	20,827	63.04%

Selling, general and
administrative expenses	1,164	19.82%	1,855	25.28%	4,194	18.47%	7,606	23.02%
Corporate overhead allocation	1,006	17.13%	838	11.42%	4,695	20.68%	2,903	8.79%
Operating income	$257	4.38%	$1,583	21.57%	$645	2.84%	$10,318	31.23%